Exhibit 10.5

MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of October 19, 2006 (the “Commencement Date”), by and between Blue Arc Corporation, a Delaware corporation having a principal place of business at 50 Rio Robles, San Jose, Ca 95134, on behalf of itself and its affiliates or majority-owned subsidiaries (collectively “CUSTOMER”) and SANMINA-SCI CORPORATION, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134, on behalf of itself and its affiliates or majority owned subsidiaries (“SANMINA-SCI”). CUSTOMER and SANMINA-SCI are sometimes collectively referred to herein as the “Parties.”

1. TERM

The initial term of this Agreement shall commence on the Commencement Date and shall continue through the first anniversary of the Commencement Date unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiry of the initial term, this Agreement shall continue from year to year until one Party terminates the Agreement by giving at least thirty (30) days’ prior written notice to the other Party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order (“Order”) issued hereunder.

2. PRICING

2.1 Pricing. During the term, CUSTOMER may purchase from SANMINA-SCI the products specified in Exhibit A hereto, as such Exhibit may be amended from time to time (the “Products”) at the prices set forth in Exhibit A (the “Prices”). Prices (a) are in U.S. Dollars, (b) include SANMINA-SCI standard packaging, (c) exclude the items set forth in Section 2.2, and (d) are based on (i) the configuration set forth in the specifications provided to SANMINA-SCI on which SANMINA-SCI’s quotation was based (the “Specifications”) and (ii) the projected volumes, minimum run rates and other assumptions set forth in SANMINA-SCI’s quotation and/or Exhibit A. The Prices shall remain fixed for the term of the Agreement, subject to CUSTOMER’s prior written approval, which shall not be unreasonably withheld, SANMINA-SCI shall have the right to revise Prices (x) to account for any material variations on the market prices of components, parts and raw material (collectively “Components”), including any such variations resulting from allocations or shortages; (y) the price adjustments set forth in Section 2.3.

2.2 Exclusions from Price. Prices specifically exclude (a) export licensing of the Product and payment of broker’s fees, duties, tariffs and other similar charges; (b) taxes or charges (other than those based on net income of SANMINA-SCI) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”).

2.3 Other Price Adjustments:

(a) CUSTOMER acknowledges that the Prices set forth in Exhibit A are based on the forecasted volumes provided by CUSTOMER to SANMINA-SCI. In the event

* * * Indicates that confidential treatment has been sought for this information.

CUSTOMER fails to purchase Product in sufficient volumes consistent with the quoted prices, SANMINA-SCI reserves the right to billback CUSTOMER for the difference between the Prices paid and the prices associated with such lower volumes.

(b) CUSTOMER acknowledges that the Prices are based on the Specifications and the assumptions set forth in SANMINA-SCI’s quotation and in Exhibit A. In the event SANMINA-SCI experiences an increase in cost as a result of changes in the pricing assumptions or the Specifications, SANMINA-SCI shall be entitled to the Price adjustment set forth in Section 6.1.

(c) SANMINA-SCI recognizes that CUSTOMER must remain cost competitive in its market to be successful. Both parties recognize that product costs are not controlled entirely by either party. SANMINA-SCI, working jointly with CUSTOMER, shall follow a predefined periodic review of all elements of cost. As a part of this process, Component costs will be reviewed by both Parties on a quarterly basis. Any SANMINA-SCI identified cost reductions in Components or assembly and test processes will be for the benefit of SANMINA-SCI for the first ninety (90) days after effective date of such cost reductions, and will be for the exclusive benefit of CUSTOMER thereafter. Cost reductions identified by CUSTOMER will be for the exclusive benefit of CUSTOMER immediately upon the effective date of such cost reduction. For purposes of the foregoing, the “effective date of such cost reductions” will be the date on which all Components “on hand” or “on order” have either been (i) consumed, (ii) returned to Vendor or (iii) Revalued. For purposes of the foregoing, “Revalued” means a payment by CUSTOMER of the difference between the old price of the Component, Subassembly or Finished Good and the new price of the Component, Subassembly or Finished Good, times the quantity of Components, Subassemblies or Finished goods either on hand, or inbound at the old price. In the case where the new price is higher than the old price, this calculation will yield a negative number, representing a credit to the CUSTOMER. Pricing of subassemblies and finished goods used for revaluation calculations shall include markups in accordance with the cost model used to generate the prices in Exhibit A.

(d) Cost review process detail. On the first business day of the twelfth week of any calendar quarter, SANMINA-SCI shall submit proposed pricing for the coming quarter to CUSTOMER, and any inventory Revaluation amount that may be due on on-hand Components, Subassemblies or Finished Goods, calculated as detailed in subsection (c) above. CUSTOMER shall approve new pricing and provide an amended Order that reflects the new pricing and a PO for the revaluation amount due, if any, by the 2nd day of the last week of the quarter. SANMINA-SCI shall cut in the new pricing with the first shipments of the new quarter.

(e) Notwithstanding the foregoing, in the event SANMINA-SCI experiences a decrease in the cost of any Component or a decrease in cost as a result of changes in the pricing assumptions or the Specifications or changes in the exchange rate between the currency in which the pricing is calculated and the currency in which SANMINA-SCI pays for its labor, overhead and Components, the Prices shall be reduced accordingly to reflect any such cost decrease. Routine changes in pricing will be adjusted at the regular quarterly pricing reviews. Significant, sudden material price changes will result in immediate pricing change, subject to mutual agreement and upon payment of any on hand inventory revaluation.

* * * Indicates that confidential treatment has been sought for this information.

3. PAYMENT TERMS

3.1 Payment Terms. Payment terms are * * * after the ship date. In the event CUSTOMER disputes any portion of any invoice, then (a) CUSTOMER shall pay the undisputed portion as set forth above and (b) within five (5) business days CUSTOMER shall deliver to SANMINA-SCI a notice that sets forth the basis of the dispute. The parties shall work in good faith to resolve the dispute for a period of * * * following SANMINA-SCI’s receipt of the notice. In the event the dispute has not been resolved by the parties within such * * * period, the dispute shall follow an escalation path as follows:

CUSTOMER	SANMINA-SCI
VP of Operations	Rapid City VP
SrVP	SrVP Storage Systems
EVP	EVP Computing & Storage
CEO	President, EMS

Both parties shall use their respective commercially reasonable efforts to immediately resolve the dispute. On any undisputed invoice not paid within thirty (30) days after CUSTOMER’s receipt of a properly issued invoice, SANMINA-SCI may require CUSTOMER to pay interest from the past due date to date of payment at the rate of * * * per month. Unless otherwise stated, payment shall be made in U.S. Dollars.

3.2 Setoffs. Setoffs shall not be permitted.

3.3 Credit Limit. SANMINA-SCI’s Credit Department shall provide CUSTOMER with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) from time to time. SANMINA-SCI shall have the right to reduce the credit limit upon * * * prior written notice to CUSTOMER. In the event CUSTOMER exceeds this credit limit or has any outstanding invoice that is past due more than * * * after receipt of a written notice of payment delinquency, SANMINA-SCI shall have the right to stop shipments of Product to CUSTOMER until CUSTOMER makes a sufficient payment to bring its account within the credit limit provided.

3.4 Security Interest. CUSTOMER grants SANMINA-SCI a security interest in the Products delivered to CUSTOMER until CUSTOMER has paid for the Products and all Product-related charges. CUSTOMER agrees to promptly execute any documents reasonably requested by SANMINA-SCI to perfect and protect such security interest.

4. PURCHASE ORDERS/FORECAST/RESCHEDULE

4.1 Purchase Orders.

(a) CUSTOMER will issue to SANMINA-SCI specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Order shall contain a number for billing purposes, and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances.

* * * Indicates that confidential treatment has been sought for this information.

(b) All Orders shall be confirmed by SANMINA-SCI within five (5) business days of receipt. If SANMINA-SCI does not accept or reject the Order within the five (5)-day period, the Order shall be deemed rejected by SANMINA-SCI unless SANMINA-SCI has commenced performance, in which case the Order shall be deemed accepted to the extent of such performance. In the event SANMINA-SCI is unable to meet the delivery schedule set forth in a proposed Order, or finds the schedule or Order to be unacceptable for some other reason, the Parties shall negotiate in good faith to resolve the disputed matter(s).

4.2 Forecast; Minimum Buys; Excess and Obsolete Inventory.

(a) Initial Forecast. Upon the execution of this Agreement, CUSTOMER shall provide SANMINA-SCI with (i) an initial ninety (90) day firm purchase order (“Order”) and (ii) a forecast for Product requirements (in monthly buckets) for an additional nine (9) months (“Forecast”). All Orders shall be binding and may be rescheduled only in accordance with Section 4.2(d), or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within 30 days of the scheduled delivery date) or (2) the amounts set forth in Section 4.2(f) (if cancellation is made outside of such 30-day period) SANMINA-SCI shall make purchase commitments (including purchase commitments for Long Leadtime Components) to its Component suppliers (“Vendors”) based upon the Order and Forecast (solely with respect to Long Leadtime Components and Class C Components demand driven by forecast), and CUSTOMER shall be responsible for all such Components purchased in support of CUSTOMER’s Order and then-current Forecast (solely with respect to Long Leadtime Components and Class C Components demand driven by forecast and minimum order multiples). For all other purposes, however, the Forecast shall be non-binding and will be provided to SANMINA-SCI for estimation purposes only.

(b) Subsequent Forecasts. On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Order, a new Forecast month shall be added, and a new firm Order issued, so that a rolling Order of ninety (90) days is always maintained. CUSTOMER shall have the right to revise, modify, cancel or otherwise alter the initial Forecast and any subsequent Forecasts provided to SANMINA at any time prior to such Forecast automatically becoming part of the Order in accordance with this Section 4.2(b). CUSTOMER accepts that Long Lead Components and class C components ordered in support of such Forecast shall be subject to the Excess & Obsolete terms in Section 4.2.e.

(c) MRP Process.

(1) SANMINA-SCI shall take the Order and Forecast and generate a Master Production Schedule (“MPS”) for a twelve-month period in accordance with the process described in this Section. The MPS shall define the master plan on which SANMINA-SCI shall base its procurement, internal capacity projections and commitments. SANMINA-SCI shall use CUSTOMER’s Order to generate the first three (3) months of the MPS and shall use CUSTOMER’s Forecast to generate the subsequent nine (9) months of the MPS.

* * * Indicates that confidential treatment has been sought for this information.

(2) SANMINA-SCI shall process the MPS through industry-standard software (the “MRP Software”) that will break down CUSTOMER’s Product requirements into Component requirements.

(3) SANMINA-SCI will release (launch) purchase orders to Vendors (including other SANMINA-SCI facilities) prior to the anticipated date that the Components are needed at SANMINA-SCI. The date on which these orders are launched will depend on the lead time determined between the Vendor and SANMINA-SCI and SANMINA-SCI’s manufacturing or materials planning systems.

(4) A list of all Components with lead times greater than * * * (or the Order period, if the Order period is less than * * *) (“Long Leadtime Components”) is set forth in Exhibit B to this Agreement. SANMINA-SCI shall use reasonable efforts to update the list of Long Leadtime Components every quarter and present an updated list of Long Leadtime Components to CUSTOMER at the time SANMINA-SCI presents the CUSTOMER with the E&O List described in Section 4.2(e). Each revised Long Leadtime Item list shall be deemed an amendment to Exhibit B, whether or not it has been formally designated as such. In the event SANMINA-SCI fails to present an updated list of Long Leadtime Components, (i) the Parties shall continue to rely on the preceding list (as updated in writing by the Parties) and (ii) CUSTOMER will accept responsibility for Long Leadtime Components ordered outside the leadtimes set forth in the list provided that SANMINA-SCI can demonstrate to CUSTOMER’s reasonable satisfaction that such Components were ordered in accordance with the then-current Vendor leadtimes and consistent with CUSTOMER’s Forecast.

(5) CUSTOMER acknowledges that SANMINA-SCI will order Components in quantities sufficient to support CUSTOMER’s Forecast. In determining the quantity of Components to order, SANMINA-SCI divides the Components into three classes, “Class A,” “Class B” and “Class C.” Class A Components are comprised of the approximately * * * of Components constituting approximately * * * of the Product’s total Component cost. Class C Components are comprised of the approximately * * * of Components constituting approximately * * * of the Product’s total Component cost. Class B Components are comprised of the remaining * * * of Components constituting approximately * * * of the Product’s total Component cost. SANMINA-SCI will place orders with its Vendors for * * * worth of Class A Components, * * * worth of Class B Components and six months’ worth of Class C Components. A summary of SANMINA-SCI’s purchase commitments is set forth in the table below.

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	* * *	* * *	* * *

B	* * *	* * *	* * *

C	* * *	* * *	* * *

(6) CUSTOMER acknowledges that SANMINA-SCI will be required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor. In addition, CUSTOMER

* * * Indicates that confidential treatment has been sought for this information.

acknowledges that there is a lag time between any CUSTOMER cancellation and the cancellation of the Components required to support production; provided, however, that any such lag time shall not exceed seven (7) business days. Both parties recognize that the lag time of seven (7) business days may exist due to the accepted practice of performing an MRP regeneration only once per week. On an emergency basis and upon request by CUSTOMER, SANMINA-SCI will use reasonable commercial efforts to cancel large, NCNR items on a manual basis, not waiting for the scheduled MRP regeneration.

(7) CUSTOMER acknowledges that the Vendor leadtimes can be significant, and understands that it is possible for SANMINA-SCI to have Components on order which would support the last week of CUSTOMER’s Forecast. For example, assuming a Vendor leadtime of 40 weeks and a “B” Component, SANMINA-SCI would place an order for 3 months’ worth (see table above) of such Component approximately 40 weeks prior to the date on which the first Component is expected to be used.

(d) Reschedule. CUSTOMER may reschedule for a later delivery date all or part of a scheduled delivery (per Order or Forecast) not more that two (2) times per quarter for a period not to exceed * * * days in accordance with the table below. At the end of this * * * period, CUSTOMER shall either accept delivery of rescheduled finished units and/or pay SANMINA-SCI’s Delivered Cost (as defined in Section 4.2(e)) associated with rescheduled units not yet built. As an example, * * *.

Days Before P.O. Delivery Date	Percentage Downside Reschedule Allowance
0-30	* * *
31-60	* * *
61-90	* * *
>90	* * *

SANMINA-SCI shall use reasonable commercial efforts to accommodate any upside schedule changes. It is recognized by both Parties that the downside flexibility and upside efforts described above are intended to apply to the overall business levels and total shipments of systems within the various time periods specified. Since CUSTOMER’s Product is highly configurable and will be configured and shipped to final order, actual orders received will vary in mix, configuration and timing. SANMINA-SCI will use commercially reasonable efforts to accommodate any reasonable variation in mix or order timing, consistent with the materials on hand, test time and capacity available at the time or final order receipt, and lead time to order shipment.

(e) Excess and Obsolete Inventory. Within fifteen (15) days after the end of each calendar month, SANMINA-SCI shall advise CUSTOMER in writing of any excess or obsolete Components purchased solely for the manufacture of CUSTOMER’s Products but remaining in its inventory and the Delivered Cost of such Components (the “E&O List”). For the purpose of this Agreement, (i) the phrase “Obsolete Component” shall mean any on-hand Component, ordered in accordance with this Section, for which there is no demand for the next six (6) month period, according to the most current Order and Forecast (whether as a result of an ECO or otherwise), (ii) the term “Excess Component” shall mean any on-hand Component, ordered in

* * * Indicates that confidential treatment has been sought for this information.

accordance with this Section, which is not required to meet CUSTOMER’s requirements (1) for the ensuing thirty (30)-day period for “A” Components, (2) for the ensuing ninety (90)-day period for “B” Components or (3) for the ensuing one hundred eighty (180)-day period for “C” Components (ii) the term “Delivered Cost” shall mean SANMINA-SCI’s quoted cost of Components as stated on the bill of materials, exclusive of any material burdens, delivered to the point of manufacture. Within five (5) business days of receiving SANMINA-SCI’s E&O List, CUSTOMER shall advise SANMINA-SCI of any Component that it believes is not excess or obsolete. Within five (5) business days after receiving SANMINA-SCI’s E&O List, SANMINA-SCI and CUSTOMER shall finalize the E&O List, and CUSTOMER (i) shall issue to SANMINA-SCI an Order for all obsolete Components on the E&O List at a price equal to the Delivered Cost of such Component plus a seven and one-half percent (7.5%) markup on such Component, and (ii) shall issue an Order to SANMINA-SCI for any carrying charge due on the Excess Components. The carrying charge shall be an amount equal to * * * CUSTOMER shall pay SANMINA-SCI in accordance with Section 3.

(f) Customer Component Liability. CUSTOMER acknowledges that it shall be financially liable for all Components ordered in accordance with this Article. Specifically, CUSTOMER’s Component Liability shall be equal to the lesser of (a) the Price of the Products for which such Components were purchased or (b) SANMINA-SCI’s Delivered Cost of all Components ordered in support of any Order or Forecast, including any excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At CUSTOMER’s request, SANMINA-SCI shall use commercially reasonable efforts to minimize CUSTOMER’s Component Liability by attempting to return Components to the Vendor; provided, however, that SANMINA-SCI shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $1,000.

5. DELIVERY AND ACCEPTANCE

5.1 Delivery. All Product shipments (including shipments made in accordance with Section 7 (Warranty)) shall be Ex Works (Incoterms 2000) from SANMINA-SCI’s facility of manufacture (or repair). Title to and risk of loss or damage to the Product shall pass to CUSTOMER upon SANMINA-SCI’s tender of the Product to the common carrier. SANMINA-SCI shall be solely responsible for the importation into the United States of all Components that will be incorporated by SANMINA-SCI into the Products, as well as all transportation costs associated with transporting all Components, whether imported or otherwise, to SANMINA-SCI’s manufacturing facility, and SANMINA-SCI shall comply with all applicable import and export laws in connection therewith. CUSTOMER shall be responsible for obtaining any required export licenses and preparing all import and export documentation required under all applicable law. SANMINA-SCI shall provide CUSTOMER with a certificate of origin for the Products if applicable. CUSTOMER shall be the exporter and importer of record for all Products, including any repaired or replacement Products, from and after shipment from SANMINA-SCI’s manufacturing facility; SANMINA-SCI is not the importer or exporter of the Products from and after shipment from SANMINA-SCI’s manufacturing facility. SANMINA-SCI shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with

* * * Indicates that confidential treatment has been sought for this information.

all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of CUSTOMER. SANMINA-SCI shall use commercially reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall use commercially reasonable efforts to notify CUSTOMER of any anticipated delays. In the event that SANMINA-SCI is more than five (5) days late in making shipments from its facility of manufacture against the mutually agreed-upon shipment date (SANMINA-SCI COMMIT DATE), then CUSTOMER, at its option, may demand that expedited shipment methods be utilized by SANMINA-SCI to ship Products. SANMINA-SCI shall thereupon utilize expedited shipment methods for such Orders, the incremental cost of which (i.e., the difference between the cost of normal delivery and expedited delivery) will be SANMINA-SCI’s responsibility).

5.2 Acceptance. Acceptance of the Product shall occur no later than Thirty (30) days after shipment of Product by CUSTOMER and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Specifications. Product cannot be rejected based on criteria that were unknown to SANMINA-SCI or based on test procedures that SANMINA-SCI has not approved or does not conduct. Notwithstanding anything to the contrary, Product shall be deemed accepted if not rejected within this thirty-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Article 7 (Warranty). Prior to returning any rejected Product, CUSTOMER shall obtain an Authorized Return Material (“RMA”) number from SANMINA-SCI, and shall return such Product in accordance with SANMINA-SCI’s instructions; CUSTOMER shall specify the reason for such rejection in all RMAs. In the event a Product is rejected, SANMINA-SCI shall have a reasonable opportunity to cure any defect which led to such rejection.

6. CHANGES

6.1 General. SANMINA-SCI shall not make any changes in the Specifications or any other process that affects form, fit or function of the Product and/or design changes in the Products without prior written approval from CUSTOMER. CUSTOMER may upon sufficient notice make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications, test specifications or bill of material (“BOM”), (2) methods of packaging and shipment, (3) quantities of Product to be furnished, (4) delivery schedule, or (5) Customer-Furnished Items. All changes other than changes in quantity of Products to be furnished shall be requested pursuant to an Engineering Change Notice (“ECN”) and finalized in an Engineering Change Order (“ECO”). If any such change causes either an increase or decrease in SANMINA-SCI’s cost or the time required for performance of any part of the work under this Agreement (whether changed or not changed by any ECO) the Prices and/or delivery schedules shall be adjusted in a manner which would adequately compensate the Parties for such change.

6.2 ECN’s. SANMINA-SCI will respond to up to ten (10) ECN request per month without a non-recurring administrative fee; responses to additional ECN’s will incur an administrative fee of * * *. Within five (5) business days after an ECN is received, or by mutual agreement, SANMINA-SCI shall advise CUSTOMER in writing (a) of any change in Prices or delivery schedules resulting from the ECN and (b) the Delivered Cost of any Finished Product,

* * * Indicates that confidential treatment has been sought for this information.

Work-in-Process or Component rendered excess or obsolete as a result of the ECN (collectively the “ECN Charge”). Unless otherwise stated, ECN Charges are valid from thirty (30) days from the date the CUSTOMER receives notice of the ECN Charge. In the case where SANMINA-SCI negotiates the terms and conditions with the Component supplier, such as but not limited to; price, lot size, lead time, SANMINA-SCI shall provided the documentation, first obtained from CUSTOMER, to the Component supplier. To enable SANMINA-SCI to perform this service, CUSTOMER shall, with every ECN, supply SANMINA-SCI with documentation that is accurate, complete and completely describes the desired change and Component specifications. SANMINA-SCI accepts no liability for Components that are defective or unusable due to incorrect, inaccurate or incomplete documentation. Documentation supplied by CUSTOMER, whether or not by electronic means, ftp or Agile site, or some other industry standard method, shall be clearly labeled so as to eliminate the chance of a document mix. In the case where CUSTOMER negotiates the terms and conditions with the component supplier, such as Brocade and Engenio, CUSTOMER shall be responsible to provide documentation to the supplier.

6.3 ECO’s. In the event CUSTOMER desires to proceed with the change after receiving the ECN Charge pursuant to Section 6.2, CUSTOMER shall advise SANMINA-SCI in writing and shall immediately issue a PO for the portion of the ECN Charge set forth in Section 6.2(b) according to Section 3. In the event CUSTOMER does not desire to proceed with the Change after receiving the ECN Charge, it shall so notify SANMINA-SCI. In the event SANMINA-SCI does not receive written confirmation of CUSTOMER’s desire to proceed with the change within thirty days after SANMINA-SCI provides CUSTOMER with the ECN Charge, the ECN shall be deemed cancelled.

6.4 PCN’s. Process Change Notices (each a “PCN”) shall be issued by SANMINA-SCI to CUSTOMER as needed for changes in the manufacturing process that affect form, fit, or function of the Product and will be subject to CUSTOMER’s prior written approval, which approval shall not be unreasonably withheld or delayed.

7. WARRANTY

SANMINA-SCI Warranty. SANMINA-SCI warrants that all Products (except for Components consigned by CUSTOMER) purchased by and delivered to CUSTOMER pursuant to this Agreement or any extension or renewal thereof, shall be free and clear of all liens, encumbrances, security interests, or other adverse interests or claims. SANMINA-SCI warrants that, for a period of one year from the date of manufacture of the Product, the Product will be free from defects in workmanship. Products shall be considered free from defects in workmanship (and CUSTOMER shall have no warranty claim) if they are manufactured in accordance with the latest version of IPC-A-600 or IPC-A-610 and successfully complete any mutually agreed product acceptance test. SANMINA-SCI shall, at its option and at its expense (and as CUSTOMER’s sole and exclusive remedy for breach of any warranty), repair, replace or issue a credit for Product found defective during the warranty period. In addition, SANMINA-SCI will pass on to CUSTOMER all Vendor’s (and manufacturers’) Component warranties to the extent that they are transferable, but will not independently warrant any Components. All warranty obligations will cease upon the earlier of the expiration of the warranty period set forth above or the return (at CUSTOMER’s request) of any

* * * Indicates that confidential treatment has been sought for this information.

test equipment or test fixtures. ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SANMINA-SCI NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

7.1 RMA Procedure. SANMINA-SCI shall concur in advance on all Product to be returned for repair or rework CUSTOMER shall obtain a RMA number from SANMINA-SCI prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA-SCI’s RMA Procedure, a copy of which is available from SANMINA-SCI upon request. SANMINA-SCI shall pay all transportation costs for valid returns of the Products to SANMINA-SCI and for the shipment of the repaired or replacement Products to CUSTOMER, and shall bear all risk of loss or damage to such Products while in transit; CUSTOMER shall pay these transportation and shipping charges, plus a * * * for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Article for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by CUSTOMER.

7.2 Exclusions From Warranty. Except as caused by SANMINA-SCI’s workmanship, this warranty does not include Products that have defects or failures resulting from (a) CUSTOMER’s design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific CUSTOMER’s environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by CUSTOMER or third parties or (d) defective CUSTOMER-provided test equipment or test software. CUSTOMER bears all design responsibility for the Product.

7.3 Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PARTS AS STATED ABOVE. THIS WARRANTY IS THE SOLE WARRANTY GIVEN BY SANMINA-SCI AND IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. SANMINA-SCI DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY, NONINFRINGEMENT, COMPLIANCE WITH ROHS AND WEEE (OR SIMILAR LEGISLATION), OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY, EXPRESS OR IMPLIED.

8. CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS

8.1 Customer-Furnished Items. CUSTOMER shall provide SANMINA-SCI with the Product design and related specifications, applicable regulatory requirements, equipment, tooling, Components or documentation set forth in Exhibit C (collectively the “Customer-Furnished Items”). CUSTOMER hereby represents and warrants that the Customer-Furnished Items are or will be fit for their intended purposes, meet all applicable regulatory requirements, and will be delivered to SANMINA-SCI in a timely manner. Documentation (including BOM’s, drawings and artwork) shall be current and complete. CUSTOMER shall be responsible for schedule delay, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the Customer-Furnished Items.

* * * Indicates that confidential treatment has been sought for this information.

8.2 Care of Customer-Furnished Items. All Customer-Furnished Items shall remain the property of CUSTOMER. SANMINA-SCI shall clearly identify all Customer-Furnished Items by an appropriate tag and shall utilize such Customer-Furnished Items solely in connection with the manufacture of CUSTOMER’s Product. SANMINA-SCI shall not make or allow modifications to be made to the Customer-Furnished Items without CUSTOMER’s prior written consent. SANMINA-SCI shall use best commercial efforts to care for and protect any Customer-Furnished Items and shall perform routine maintenance and repairs of any Customer-Furnished equipment, but shall not be responsible for any major repairs or replacements unless such failure was caused by SANMINA-SCI’s negligence or willful misconduct. All Customer-Furnished Items shall be returned to CUSTOMER at CUSTOMER’s expense upon request SANMINA-SCI’s production and warranty obligations which require the utilization of the returned Customer-Furnished Items will cease upon SANMINA-SCI’s fulfillment of CUSTOMER’s request. SANMINA-SCI shall (a) maintain each Customer-Furnished Item at the mutually agreed-upon SANMINA-SCI manufacturing facility, and may not remove it from said location without CUSTOMER’s prior written consent; (b) not sell, assign its rights hereunder, or in any manner encumber, pledge or otherwise cause a lien on the Customer-Furnished Items; (c) not place any liens, encumbrances or otherwise impair CUSTOMER’s use of the Customer-Furnished Items; (d) use the Customer-Furnished Items exclusively for the purpose for which it was provided by CUSTOMER; (e) preserve and maintain the Customer-Furnished Items in the condition in which it was received, normal wear & tear excepted; (f) notify CUSTOMER immediately, by telephone and in writing, of any claim, demand, labor dispute, litigation, or any other lien that might affect the Customer-Furnished Items; (g) notify CUSTOMER in writing of any change in or discontinuance of SANMINA-SCI’s business or SANMINA-SCI’s place or places of business, or SANMINA-SCI’s insolvency, bankruptcy or proposed reorganization under bankruptcy laws; and (h) maintain insurance policies insuring the Customer-Furnished Items net book value against loss in transit, loss by fire, theft and other hazards and naming CUSTOMER as an additional insured.

8.3 Customer-Furnished Components. Customer-furnished Components shall be handled in accordance with SANMINA-SCI’s procedures regarding Customer-Furnished Material, incorporated by reference herein, copies of which are available upon request.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 SANMINA-SCI’s Indemnification. SANMINA-SCI shall indemnify, defend, and hold CUSTOMER and CUSTOMER’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) harmless from all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Article 7/Warranty) to the extent any of the foregoing is proximately caused either by any manufacturing defect or the negligent or willful acts or omissions

* * * Indicates that confidential treatment has been sought for this information.

of SANMINA-SCI or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA-SCI’s manufacturing processes.

9.2 CUSTOMER’s Indemnification. CUSTOMER shall indemnify, defend, and hold SANMINA-SCI and SANMINA-SCI’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “SANMINA-SCI-Indemnified Parties”) harmless from all third party Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by a defective Product, by the negligent or willful acts or omissions of CUSTOMER or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that such infringement exists as a result of use by CUSTOMER of SANMINA-SCI’s manufacturing processes.

9.3 Procedure. A Party entitled to indemnification pursuant to this Article (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemmtor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff.

9.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY CUSTOMER SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL SANMINA-SCI’s LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA-SCI FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SANMINA-SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY CUSTOMER. IN ADDITION, IN NO EVENT SHALL SANMINA-SCI’s LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED $2,000,000.

* * * Indicates that confidential treatment has been sought for this information.

THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. Notwithstanding the foregoing, the caps set forth herein shall not apply to limit (i) CUSTOMER’s obligation for termination payments in accordance with Section 10, (ii) a Party’s obligation to indemnify the other Party against any third party Claim for personal injury or property damage, or (iii) actual damages required to be paid to any third party as a result of any infringement claim, or (iv) damages resulting from either Party’s breach of its obligations under Section 13. THE LIMITATION SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

10. TERMINATION

10.1 Termination for Cause. Subject to Section 10.4, either Party may terminate this Agreement or an Order hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within the thirty (30) day period after notice of material breach. Notwithstanding the foregoing, there shall be no cure period for payment-related breaches.

10.2 Termination For Convenience. Subject to Section 10.4, CUSTOMER may terminate this Agreement hereunder for any reason upon thirty (90) days’ prior written notice and may terminate any Order hereunder for any reason upon sixty (90) days (before scheduled shipment) prior written notice Subject to Section 10.4, SANMINA-SCI may terminate this Agreement for any reason upon sixty (60) days’ notice.

10.3 Termination by Operation of Law. Subject to Section 10.4, this Agreement shall immediately and automatically terminate should either Party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

10.4 Consequences of Termination.

(a) Termination by CUSTOMER for Convenience or by Operation of Law; Termination by SANMINA-SCI for Cause. In the event (i) this Agreement or an Order hereunder is terminated by CUSTOMER in accordance with Section 10.2 (termination for convenience) or as a result of Section 10.3 (termination by operation of law), or (ii) SANMINA-SCI terminates this Agreement or an Order hereunder in accordance with Section 10.1 (termination for cause), CUSTOMER shall pay SANMINA-SCI, termination charges equal to (1) the contract price for all finished Product existing at the time of termination, (2) SANMINA-SCI’s cost (including labor, Components and a * * * mark-up on Components and labor) for all work in process, and (3) CUSTOMER’s Component Liability pursuant to Section 4.2(f).

(b) Termination by CUSTOMER for Cause; Termination by SANMINA-SCI for Convenience or by Operation of Law; Termination following Force Majeure Event. In the event (i) CUSTOMER terminates this Agreement or any Order hereunder in accordance with 10.1

* * * Indicates that confidential treatment has been sought for this information.

(termination for cause), (ii) this Agreement is terminated by SANMINA-SCI in accordance with Section 10.2 (termination for convenience) or as a result of Section 10.3 (termination by operation of law), or (iii) either Party terminates this Agreement in accordance with Section 12.5 following the occurrence of Force Majeure Event, CUSTOMER shall pay SANMINA-SCI, termination charges equal to (1) the contract price for all finished Product existing at the time of termination; (2) SANMINA-SCI’s cost (including labor, Components) for all work in process; and (3) CUSTOMER’s Component Liability pursuant to Section 4.2(f); provided, however, that for the purposes of this subsection only, CUSTOMER’s Component Liability shall be calculated based on the quoted cost of Components as stated on the BOM rather than the Delivered Cost (e.g., exclusive of any markup).

(c) Any Termination. In the event of any expiration or termination of this Agreement, (i) any payment or production obligations of either Party under any surviving Order shall survive, (ii) SANMINA-SCI shall immediately return to CUSTOMER all Customer-Furnished Items and any of CUSTOMER’s Confidential Information and (iii) SANMINA-SCI shall furnish CUSTOMER with a statement, showing the quantity of the Products both in the finished and unfinished state and the Components, which are in the possession of SANMINA-SCI. Upon payment of any applicable termination charges, SANMINA-SCI shall immediately deliver all such finished Products, work in process and paid for Components to CUSTOMER. In addition, the following sections shall survive Section 4.2 and Articles 7, 9, 13, 14 and 15, as well as any other section which, by its nature, shall be reasonably expected to survive.

(d) Termination Assistance. Immediately upon receipt of written notice of termination, expiration or cancellation of this Agreement for any reason, for the entire period until the effective date of termination, SANMINA-SCI shall (a) provided CUSTOMER continues to pay invoices in a timely fashion, continue to meet CUSTOMER’s Forecast and Order requirements as stated herein; (b) render reasonable assistance to CUSTOMER and provide the names of all CUSTOMER’ component vendors; (c) use its commercially reasonable efforts to transfer the manufacture of Products and otherwise cooperate fully with CUSTOMER to transfer manufacturing of the Products from SANMINA-SCI’s facilities to CUSTOMER or to any third party designated by CUSTOMER in a manner that (i) minimizes the time to complete such transfer, (ii) maintains the highest quality of Products per this Agreement without interruption, and (iii) minimizes any disruption to CUSTOMER’s requirements; and (d) make available to CUSTOMER all reasonable documentation, with the exception of SANMINA-SCI proprietary data, personnel, equipment, training, consultation and other resources in addition to such personnel, equipment and other resources that are necessary under the circumstances to maintain CUSTOMER’s manufacturing operations fully operational at the same level at which it was operating on the Commencement Date CUSTOMER shall bear the costs for the termination assistance with prior written approval by CUSTOMER. CUSTOMER shall have a license to use the items provided under Sub-section (d) solely for the purpose of manufacturing the Products. SANMINA-SCI shall be reimbursed for its transfer obligations under its normal schedule of licensing and other fees, except that SANMINA-SCI shall be reimbursed at SANMINA-SCI’s “direct cost” if the termination is due to the exercise by CUSTOMER of its termination rights based upon a breach by SANMINA-SCI. Notwithstanding anything to the contrary herein contained, nothing herein shall require SANMINA-SCI to transfer any of SANMINA-SCI’s proprietary technology, trade secret or similar item to any third party, and without limiting the generality of Section 13, CUSTOMER shall not transfer such proprietary technology, trade secret or similar item to any third party.

* * * Indicates that confidential treatment has been sought for this information.

11. QUALITY

11.1 Specifications. Product shall be manufactured by SANMINA-SCI in accordance with the Specifications, as modified via written ECOs in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including, without limitation, changes in form, fit, function, design, appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 6.1. Notwithstanding the foregoing, SANMINA-SCI shall be permitted to make changes in its manufacturing process at any time, so long as such changes do not affect the form, fit or function of the Products.

11.2 Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM, (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Component specifications, (vi) Vendor cross references.

11.3 Components. SANMINA-SCI shall use in its production of Products such Components of a type, quality, and grade specified by CUSTOMER to the extent CUSTOMER chooses to so specify, and shall purchase Components only from Vendors appearing on CUSTOMER’s approved vendor list (“AVL”); provided, however, that in the event SANMINA-SCI cannot purchase a Component from a Vendor on CUSTOMER’s AVL for any reason, SANMINA-SCI shall be able to purchase such Component from an alternate Vendor, subject to CUSTOMER’s prior written approval, which approval shall not be unreasonably withheld or delayed. SANMINA-SCI shall use commercially reasonable efforts to manage all Vendors, but shall not be responsible for any Component (including the failure of any Component to comply with the Specifications).

11.4 Quality Specifications. SANMINA-SCI shall comply with the quality specifications set forth in its Quality Manual, incorporated by reference herein, a copy of which is available from SANMINA-SCI upon request.

11.5 Inspection of Facility. Upon reasonable advance written notice and, upon SANMINA-SCI’s request, the execution of an appropriate nondisclosure agreement, CUSTOMER may inspect the Products and Components held by SANMINA-SCI for CUSTOMER at SANMINA-SCI’s facilities during SANMINA-SCI’s regular business hours; provided that such inspection does not unduly affect SANMINA-SCI’s operations. CUSTOMER and its representatives shall observe all security and handling measures of SANMINA-SCI while on SANMINA-SCI’s premises. CUSTOMER and its representatives acknowledge that their presence on SANMINA-SCI’s property is at their sole risk. Inspection may include such activities as witnessing operations in progress, witnessing inspections and tests, performing Product, Component and inventory inspections, reviewing quality assurance documents and records, and performing audits. SANMINA-SCI also agrees that it will accord commercially reasonable cooperation and assistance to the personnel of CUSTOMER in the inspection.

* * * Indicates that confidential treatment has been sought for this information.

11.6 Quality Records. SANMINA-SCI shall have a system for the collection and maintenance of quality assurance records. A document describing such system shall be submitted to CUSTOMER (for information and approval) prior to beginning work. Quality assurance records, whether written or electronic, shall be adequately protected from deterioration or damage, and shall be made available for CUSTOMER’s inspection on reasonable notice. SANMINA-SCI shall maintain all quality assurance records pertaining to this Agreement during the term of this Agreement and for a period of one (1) year following any expiration or termination of this Agreement.

11.7 Reports. SANMINA-SCI shall provide CUSTOMER daily, weekly, and monthly reports, including reports that are specific to CUSTOMER, as identified and requested by CUSTOMER. These reports shall include, but shall not be limited to tracking of on-line defects, process quality and final inspection reports (i.e.in-line inspection, finished goods, sampling and source inspection, and out-of-box inspection reports), reliability testing reports (i.e. early life performance, ORT (on-going reliability)/rolling reliability, and long-term life), and test data of the on-going production stage.

11.8 Certifications. SANMINA-SCI hereby represents and warrants to CUSTOMER that it has obtained, will maintain and implement throughout the term of this Agreement its ISO 9002-2000 certifications (or higher) and any other applicable certifications for the factories in which the Products will be manufactured or processed.

11.9 Testing. SANMINA-SCI shall maintain and preserve, and make available to CUSTOMER, copies of reports of actual test results, indicating part, serial, and test specification/procedure numbers. Test results shall not be averaged, deleted, nor omitted from the record, unless specifically required by the test specification.

11.10 Remedial Actions. If the Products so manufactured hereunder fail to meet the quality requirements as provided to SANMINA-SCI and accepted by SANMINA-SCI, of this Agreement (as provided to SANMINA-SCI prior to the Commencement Date), CUSTOMER shall give written notice thereof to SANMINA-SCI together with such directions as CUSTOMER may deem necessary in order to enable SANMINA-SCI to improve the quality of the Products so as to meet the quality requirements. SANMINA-SCI agrees that upon receipt of such notice it will, at its sole cost and expense, take such reasonable steps as may be necessary by the Parties in order to meet the quality requirements in the manner directed by CUSTOMER until SANMINA-SCI receives written notice from CUSTOMER that the Products meet such quality requirements. CUSTOMER acknowledges that any changes in its quality requirements shall be made through the ECO process and may result in an increase or decrease in the Product price.

* * * Indicates that confidential treatment has been sought for this information.

12. FORCE MAJEURE

12.1 Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event” shall mean (i) the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, not, lockout, labor dispute, civil commotion and (ii) the failure of a Vendor to timely deliver a Component to SANMINA-SCI (unless the Vendors failure to timely deliver directly results from SANMINA-SCI’s failure to order the Component in accordance with sound MRP practices outlined in Section 4.2.c).

12.2 Notice of Force Majeure Event. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event shall not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby.

12.3 Termination of Force Majeure Event. The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

12.4 Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Article shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.

12.5 Termination for Convenience. In the event a Party fails to perform any of its obligations for reasons defined in this Article 12 for a cumulative period of ninety (90) days or more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement for convenience immediately upon delivery of written notice.

* * * Indicates that confidential treatment has been sought for this information.

13. CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

13.1 Definitions. For the purpose of this Agreement,

(a) “Confidential Information” means information (in any form or media) regarding a Party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (include any information which may be obtained by a Party by reverse engineering, decompiling or examining any software or hardware provided by the other Party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such Party (whether constituting a trade secret or proprietary or otherwise) which has value to such Party and is treated by such Party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other Party prior to receipt from the Disclosing Party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality.

(b) “Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.

(c) “Representative” shall mean a Party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

13.2 Nondisclosure Covenants.

(a) In connection with this Agreement, each Party (the “Disclosing Party”) may furnish to the other Party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of three (3) years from the date of the last disclosure under this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than (i) those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information or (ii) if SANMINA-SCI is the Receiving Party, a third party Vendor for which a limited disclosure of such Confidential Information is absolutely necessary for the purpose of obtaining price quotations and then only after first obtaining CUSTOMER’s written approval of such any disclosure and, at CUSTOMER’s request, only after such Vendor has agreed in writing to protect such Confidential Information under terms no less restrictive than those of this Agreement and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care). For each new Product pricing requested by CUSTOMER, CUSTOMER shall supply written approval for SANMINA-SCI to release required documents (confidential or otherwise) to the appropriate vendors.

* * * Indicates that confidential treatment has been sought for this information.

(b) The disclosure of any Confidential Information is solely for the purpose of enabling each Party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

(c) Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon receipt of written request therefor.

(d) If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.

13.3 Non-Solicitation of Employees. During the term of this Agreement and for a period of two (2) years thereafter, without the consent of the other Party, neither Party shall directly or indirectly solicit, recruit or hire (or attempt to solicit, recruit or hire) any of the other Party’s employees; provided, however, that this shall not prohibit a Party from (a) advertising for open positions provided that such advertisements are not targeted solely at the employees of the other Party; (b) or employing any individual who initiates contact with such Party on his or her own initiative, whether in response to an advertisement or otherwise.

13.4 Injunctive Relief Authorized. Any material breach of this Article by a Party or its Representatives may cause irreparable injury and the non-breaching Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a Party. In addition, the prevailing Party will be entitled to be reimbursed for all of its reasonable attorneys’ fees and expenses at all levels of proceedings and for investigations, from the non-prevailing Party.

13.5 No Publicity. Each Party agrees not to publicize or disclose the existence or terms of this Agreement to any third Party without the prior consent of the other Party (which shall not be unreasonably withheld) except as required by law (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure). Neither Party shall make any press release or similar public statement without the prior consent of the other Party.

14. INSURANCE

SANMINA-SCI agrees, at its own cost and expense, to maintain during the term of this Agreement (a) workers’ compensation insurance as prescribed by the law of the state in which SANMINA-SCI’s services are performed; (b) employer’s liability insurance with limits of at least $500,000 per occurrence; (c) commercial automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 for bodily injury and property damage for each occurrence; (d) commercial general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $1,000,000 combined single limit for personal

* * * Indicates that confidential treatment has been sought for this information.

injury and property damage for each occurrence; and (e) commercial general liability insurance endorsed to include products liability and completed operations coverage in the amount of $1,000,000 for each occurrence. The policy of such insurance will name CUSTOMER as an additional insured thereunder. SANMINA-SCI shall furnish to CUSTOMER certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each Party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other Party and the other Party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.

15. MISCELLANEOUS

15.1 Integration Clause. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement of the parties, superseding all previous Agreements covering the subject matter. This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by an authorized representative of SANMINA-SCI and of CUSTOMER.

15.2 Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) if Orders are used to release product, those portions of the Order that are not pre-printed and which are accepted by SANMINA-SCI. The Parties acknowledge that (y) the preprinted provisions on the reverse side of any such quotation, Order, acknowledgment or invoice and (z) all terms other than the specific terms set forth in Section 4.1(a)(i)-(iv) shall be deemed deleted and of no effect whatsoever. No modification to this Agreement, the Exhibits or any Order shall be valid without the prior written consent of the purchase agreement coordinators of SANMINA-SCI and CUSTOMER.

15.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, without the necessity of obtaining consent but upon written notice to the other Party, this Agreement may be assigned in whole or in part by either Party to (i) any Affiliate of such Party provided that such Party remains secondarily liable under this Agreement or (ii) any person or entity acquiring such Party by merger or acquiring all or substantially all of such Party’s business or assets and the other party will be notified of such merger or acquisition as soon as the information is made public.

15.4 Notices. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

* * * Indicates that confidential treatment has been sought for this information.

If to CUSTOMER:	with a copy to:

Blue Arc Corporation 225 Baypointe Parkway San Jose, California 95134 Att’n: President Phone: (408) 576-6600 Fax: (408) 576-6601	Blue Arc Corporation 225 Baypointe Parkway San Jose, California 95134 Att’n: Vice President, Operations Phone: (408) 576-6600 Fax: (408) 576-6601

If to SANMINA-SCI:	with a copy to:

SANMINA-SCI Corporation 222 Disk Drive Rapid City, SD 57701 Att’n: Plant manager Phone: (408) 964-3600 Fax: (408) 964-3888	SANMINA-SCI Corporation 2700 N. First Street San Jose, California 95134 Att’n: Vice President & Corporate Counsel Phone: (408) 964-3600 Fax: (408) 964-3636

All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) days’ prior written notice thereof to the other Party.

15.5 Disputes/Choice of Law/Attorneys Fees. The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the Parties cannot resolve a dispute, the Parties acknowledge and agree that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The Parties consent to the exercise by such courts of personal jurisdiction over them and each Party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing party in any action brought to enforce this Agreement.

15.6 Independent Contractor. It is understood and agreed that in performing the services for CUSTOMER hereunder, SANMINA-SCI shall act in the capacity of an independent contractor and not as an employee or agent of CUSTOMER. Both Parties agree that they shall not represent themselves as the agent or legal representative of the other party for any purpose whatsoever. Both Parties shall be solely responsible for the remuneration of and the payment of any and all taxes with respect to their employees and subcontractors and any claims with respect thereto and shall be solely responsible for the withholding and payment of all U.S. and/or foreign federal, state, and local income taxes as well as all FICA and FUTA taxes applicable to it, its employees, and its subcontractors. SANMINA-SCI acknowledges that as an independent contractor, neither it nor any of its employees or subcontractors shall be eligible for any CUSTOMER employee benefits, including, but not limited to, vacation, medical, dental, or pension benefits.

* * * Indicates that confidential treatment has been sought for this information.

15.7 Trademark. SANMINA-SCI acknowledges that CUSTOMER is the sole owner of the trademarks to be used on and with the Products and Product packaging (the “Trademarks”). SANMINA-SCI agrees that it will restrict the use of the Trademarks to only such Products as are manufactured by SANMINA-SCI for sale to CUSTOMER under and pursuant to and in full compliance with all of the terms of this Agreement. The size, design, position, and appearance of the Trademarks to be placed on the Products shall be as described by CUSTOMER.

15.8 Governmental Regulations. Both Parties shall, at their own cost and expense, promptly comply with all laws and ordinances and notices, orders, decrees, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof of the country in which the Products are manufactured (collectively, “Governmental Regulations”) relating to either parties performance of any services required under this Agreement including but not limited to occupational safety, environment, transportation, importation and exportation. All applicable certificates and associated data shall be maintained on site by SANMINA-SCI. Each Party shall defend, indemnify and hold the other Party harmless from and against any and all Claims by reason of violations of Governmental Regulations or arising from or incidental to their failure to obtain and maintain any permits, approvals and licenses it is obligated to obtain or maintain under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date on page one, by their officers, duly authorized.

	SANMINA-SCI CORPORATION		BLUEARC CORPORATION

By:	/s/ Ken Haney	By:	/s/ Michael S. Hasley
	Signature		Signature

	Ken Haney		Michael S. Hasley
	Typed Name		Typed Name

	Sr. VP of Business Development		CFO
	Title		Title

	Oct. 23rd, 2006		Oct. 19, 2006
	Date		Date

* * * Indicates that confidential treatment has been sought for this information.

INDEX

1.	TERM
2.	PRICING
3.	PAYMENT TERMS
4.	PURCHASE ORDERS/FORECAST/RESCHEDULE
5.	DELIVERY AND ACCEPTANCE
6.	CHANGES
7.	WARRANTY
8.	CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS
9.	INDEMNIFICATION AND LIMITATION OF LIABILITY
10.	TERMINATION
11.	QUALITY
12.	FORCE MAJEURE
13.	CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES
14.	INSURANCE
15.	MISCELLANEOUS

EXHIBITS

A.	PRICES
B.	LONG LEAD-TIME COMPONENTS
C.	CUSTOMER FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION

EXHIBIT A

PRICING

* * *

EXHIBIT B

LONG LEAD-TIME COMPONENTS

* * *

EXHIBIT C

CUSTOMER FURNISHED EQUIPMENT/CONSIGNED COMPONENTS

List of CUSTOMER FURNISHED EQUIPMENT/CONSIGNED COMPONENTS to be provided by Customer, and included here

EXHIBIT D

NTF Charges

* * *